Exhibit 8.1

[Cooley Godward LLP Letterhead]

April 14, 2006

Specialized Health Products International, Inc.

585 West 500 South

Bountiful, Utah 84010

Ladies and Gentlemen:

This opinion is being delivered to you in connection with the filing of the Form S 4 Registration Statement, as amended (the “Registration Statement”), pursuant to the Agreement and Plan of Merger and Reorganization dated as of November 21, 2005 (the “Merger Agreement”), by and among Specialized Health Products International, Inc., a Delaware corporation (“Parent”), Mammoth Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent  (“Merger Sub”), Mammoth Acquisition Sub, LLC, a Delaware limited liability company of which Parent is the sole member (“LLC”), and The Med-Design Corporation, a Delaware corporation (the “Company”). As described in the Merger Agreement and the Registration Statement, Merger Sub will merge with and into the Company (the “Merger”), immediately following which the Company will merge with and into LLC (the “LLC Merger” and together with the Merger, the “Combination”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

We have acted as counsel to Parent in connection with the Combination. As such, and for the purpose of rendering this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Joint Proxy Statement - Prospectus (the “Proxy Statement”) included in the Registration Statement, (iii) those certain tax representation letters, of even date herewith, of Parent and the Company (the “Tax Representation Letters”), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Combination as described in the Proxy Statement and the Tax Representation Letters are true, correct and complete in all material respects; that all representations and warranties contained in the Proxy Statement, the Tax Representation Letters and the Merger Agreement are, at the time they are made, and will remain at all times through the Effective Time, true, correct and complete and may be relied upon by us at the time they are made and at all times through the Effective Time; that any representation in any of the documents referred to herein that is made “to the best of the knowledge and belief” (or similar qualification) of any person or party are true, correct and complete without such qualification; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; that the Combination will be consummated at the Effective Time pursuant to the terms and conditions set forth in the Merger Agreement (including all covenants and conditions contained therein) without the waiver or modification of any such terms and conditions; that both the Merger and the LLC Merger will be effective as mergers under the applicable laws of Delaware; that Parent and the Company each will comply with all reporting obligations required under the Code and Treasury Regulations with respect to the Combination; and that the opinion of even date herewith rendered by Morgan, Lewis & Bockius LLP to the Company concerning the matters addressed herein and filed as an exhibit to the Registration Statement has been delivered and has not been withdrawn. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

No ruling has been or will be sought from the IRS by Parent or the Company as to the federal income tax consequences of any aspect of the Combination, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein and in the Proxy Statement under the heading “Material United States Federal Income Tax Consequences of the Combination,” we are of the opinion that (i) for United States federal income tax purposes, the Combination will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the discussion contained in the Proxy Statement under the heading “Material United States Federal Income Tax Consequences of the Combination,” subject to the limitations and qualifications described therein, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects.

Our opinion does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Combination or any other transaction (including any transaction undertaken in connection with the Combination). No opinion is expressed as to any transaction whatsoever, including the Combination, if any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not accurate and complete in all material respects at all relevant times.

This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be relied upon by any other person for any other purpose, provided, however, that this opinion may be relied upon by persons entitled to rely on it pursuant to applicable provisions of federal securities law. We hereby consent to the use of our name under the caption “Material United States Federal Income Tax Consequences of the Combination” and “Legal Matters” in the Proxy Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

COOLEY GODWARD LLP

By:	/s/ DANIEL P. MEEHAN
Daniel P. Meehan